Exhibit 99.3

Board of Directors

DENTSPLY International Inc.

221 W. Philadelphia Street

York, PA 17401

December 4, 2015

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated September 15, 2015, to the Board of Directors of DENTSPLY International Inc. (the “Company”) as Annex B to, and to the reference thereto under the headings “Summary—Opinion of DENTSPLY’s Financial Advisor”; “Risk Factors—Risk Factors Relating to the Merger” and “The Merger—Background of the Merger”, “—DENTSPLY’s Reasons for the Merger; Recommendation of the DENTSPLY Board of Directors” and “—Opinion of DENTSPLY’s Financial Advisor—Opinion of Moelis & Company LLC” in, the joint proxy statement/prospectus relating to the proposed merger involving the Company and Sirona Dental Systems, Inc., which joint proxy statement/prospectus forms a part of Amendment No. 1 the Registration Statement (No. 333-207669) on Form S-4 of the Company (the “Amended Registration Statement”).

By giving such consent, we do not thereby admit that we are experts with respect to any part of such Amended Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under Section 7 of, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ MOELIS & COMPANY LLC

MOELIS & COMPANY LLC